CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261098) of Generation Income Properties, Inc. (the “Company”) of our report dated March 28, 2023, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 28, 2023